Exhibit 10.1
CA, Inc.
Summary Description of Financial Planning Benefit Available to Certain Executives
               Effective January 1, 2010, the Compensation and Human Resources Committee of the Board of Directors of CA, Inc. (the “Company”) approved the implementation of a financial planning benefit to certain executive officers of the Company. The Company has retained a third-party service provider to provide the following services to certain executives of the Company:
1.	Tax planning and tax preparation;

2.	Estate planning;

3.	Investment planning;

4.	Insurance planning;

5.	Retirement planning; and

6.	Compensation and benefit planning.
The annual cost to the Company for each executive participating in the benefit is approximately $18,000. In addition, the Company will reimburse the third-party service provider for certain incidental expenses.